UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
__________

FORM 8-K
__________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2016

TRIMAS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-10716	38-2687639
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan	48304
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (248) 631-5450

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 25, 2016, Mr. David M. Wathen agreed to step down from his positions as President and Chief Executive Officer of TriMas Corporation (the “Company”) and resign as a member of the Board of Directors (the “Board”) of the Company. Mr. Wathen is expected to enter into a separation and release agreement with the Company.
On July 23, 2016, the Company entered into an offer letter (“Offer Letter”) with Mr. Thomas Amato to become the new President and Chief Executive Officer of the Company, effective July 28, 2016, his first day at the Company. The Board also has appointed Mr. Amato as a Class I member of the Board, effective July 28, 2016, and Mr. Amato will stand for re-election as a member of the Board at the Company’s annual meeting of stockholders to be held in 2019. Mr. Amato is not expected to be named to any standing committees of the Board, or to receive any compensation for his service on the Board, due to his concurrent service as an executive officer of the Company.
Mr. Amato, 52 years old, brings to the Company more than 25 years of broad industrial experience, having served in several leadership positions of multi-billion dollar businesses. Mr. Amato recently served as the Chief Executive Officer and President of Metaldyne, LLC, a $1.1 billion engineered products manufacturing company with 25 facilities in 13 countries, from October 2009 through December 2015, and as the Co-President and Chief Integration Officer of Metaldyne Performance Group Inc., a $3.0 billion global manufacturing company formed in mid-2014 and taken public in the same year, from August 2014 through December 2015. Prior to 2009, he also served as Chairman, Chief Executive Officer and President of Metaldyne Corporation, a global components manufacturer, and Co-Chief Executive Officer of Asahi Tec, a Japanese casting and forging company. Metaldyne Corporation was owned by Asahi Tec, a publicly traded company on the Tokyo Stock Exchange. Prior to this, Mr. Amato worked at MascoTech in positions of increasing responsibility, and one of his roles was Vice President of Corporate Development at the Company. Since January 2016, Mr. Amato has served as the founder and Chief Executive Officer of Crescita Capital, LLC, a director and leadership advisory firm. Mr. Amato obtained a Master of Business Administration focused in Finance from the University of Michigan in Ann Arbor, Michigan, and a Bachelor of Science in Chemical Engineering from Wayne State University in Detroit, Michigan.
Mr. Amato has extensive knowledge and experience in operational and management issues relevant to diversified manufacturing environments, executive leadership experience, including with respect to Metaldyne Performance Group Inc. and Metaldyne, LLC, and has subject matter expertise in the areas of production and business development.
The material terms of the Offer Letter are summarized below:

•	Annual base salary rate of $625,000 per year, subject to annual review by the Board or the Compensation Committee of the Board (the “Committee”);

•
Eligibility to receive an annual cash incentive (beginning with the 2017 calendar year) targeted at 100% of base salary, with a payout ranging from 0% to 200% of base salary depending on performance criteria established by the Committee or the Board;

•
Eligibility to participate during employment in the Company’s long-term incentive program (beginning with the 2017 calendar year) targeted at $2,000,000 in grant value, with long-term awards expected to be provided in the form of 50% performance stock units and 50% in service-based restricted stock units;

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Subject to the approval of the Committee, an award of 150,000 service-based stock options, which options will, in general, vest subject to Mr. Amato’s continued employment with the Company in substantially equal annual installments over three years;

•
Eligibility to participate in the Company’s employee benefits program for senior executives, including retirement (other than the Company’s supplemental executive retirement program), health and welfare plans and programs, subject to the terms of the applicable plans and programs;

•
Eligibility to participate in the Company’s Executive Severance/Change in Control Policy, including (in general) cash severance of 12 months of base salary and target annual incentive for a termination without cause, and cash severance of 24 months of base salary and two times target annual incentive for certain qualifying terminations relating to a change in control of the Company, all subject to the terms of the applicable policy; and

•	Four weeks annually of vacation.

Mr. Robert J. Zalupski, the Company’s Chief Financial Officer, will act as the Company’s principal executive officer through the filing of the Company’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2016, at which time Mr. Amato will assume the role of principal executive officer.

SIGNATURES
         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMAS CORPORATION

Date:	July 28, 2016	By:	/s/ Joshua A. Sherbin
		Name:	Joshua A. Sherbin
		Title:	Senior Vice President, General Counsel and Corporate Secretary